Exhibit 99.1

Eisner LLP

Accountants and Advisors

BLISS WORLD LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

INDEPENDENT AUDITORS' REPORT

Board of Directors
Bliss World LLC

We have audited the consolidated balance sheet of Bliss World LLC and subsidiaries (the "Company") as of December 31, 2008, and the related consolidated statements of income, member's capital, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Bliss World Ltd. (UK), a wholly owned subsidiary, which statements reflect total assets of $6.4 million as of December 31, 2008, and total revenues of $10.3 million for the year then ended. Those statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Bliss World Ltd. (UK), is based solely on the report of the other auditor.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditor, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Bliss World LLC and subsidiaries as of December 31, 2008, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

New York, New York

March 9, 2010

BLISS WORLD LLC AND SUBSIDIARIES

Consolidated Balance Sheet

December 31, 2008

(in thousands)

ASSETS
Current assets:
Cash	$2,967
Accounts receivable, net	5,391
Inventories, net	17,161
Prepaid and other current assets	2,383

Total current assets	27,902

Property, plant and equipment, net	30,500
Goodwill	20,476
Intangible assets, net	8,649
Other assets	60

$87,587

LIABILITIES AND MEMBER'S CAPITAL
Current liabilities:
Accounts payable	$3,861
Accrued expenses	3,426
Gift card liability	11,169
Income tax payable	640
Current portion of long-term deferred rent	71
Due to related parties, net	39,835
Total current liabilities	59,002

Long-term deferred rent	1,947

Commitments and contingencies (Note I)

MEMBER'S CAPITAL
Member's capital	26,969
Accumulated other comprehensive loss	(192)
Accumulated deficits	(139)
Total member's capital	26,638

$87,587

BLISS WORLD LLC AND SUBSIDIARIES

Consolidated Statement of Income

For the Year Ended December 31, 2008

(in thousands)

Revenues:
Services	$42,021
Products	64,497
Total revenues	106,518

Cost of revenues:
Cost of services	37,276
Cost of products	38,359
Total cost of revenues	75,635
Gross profit	30,883

Operating expenses:
Administrative	15,704
Salary and payroll taxes	15,894
Total operating expense	31,598

Loss from operations	(715)

Other income (expense):
Interest income	148
Interest expense	(2,167)

Loss before provision for income taxes	(2,734)
Provision for income taxes	445

Net loss	$(3,179)

BLISS WORLD LLC AND SUBSIDIARIES

Consolidated Statement of Member's Capital

For the Year Ended December 31, 2008

(in thousands)

	Members Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
Balance at December 31, 2007	$26,969	$299	$3,040	$30,308

Net loss	--	--	(3,179)	(3,179)

Foreign currency translation adjustment	--	(491)	--	(491)

Balance at December 31, 2008	$26,969	$(192)	$(139)	$26,638

BLISS WORLD LLC AND SUBSIDIARIES

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2008

(in thousands)

Cash flows from operating activities:
Net loss	$(3,179)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,039
Changes in operating assets and liabilities:
Accounts receivable, net	431
Inventories, net	3,192
Prepaid and other current assets	(1,391)
Other assets	(60)
Accounts payable, accrued expenses	(2,907)
Due to related parties - interest	2,167
Gift card liability	(781)
Income tax payable	(699)
Deferred rent	55

Net cash provided by operating activities	2,867

Cash flows used for investing activities:
Acquisition of property, plant and equipment	(7,784)

Cash flows provided by financing activities:
Advance from related party	5,504

Effect of exchange rate changes on cash	(491)

Net increase in cash	96
Cash - beginning of year	2,871

Cash - end of year	$2,967

BLISS WORLD LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2008

Note A - Description of the Business

Bliss World LLC and subsidiaries, (the "Company"), a wholly owned subsidiary of Bliss World Holdings, Inc. ("Bliss"), sells skincare, bath and body products and operates 12 spas throughout the United States and one location in London. The Company markets and distributes products under the brand names Bliss, Remede and Poetic through department stores, boutiques, its monthly catalog, Internet and its spas. The Company operates spas under the brands Bliss and Remede.

In January 2004, Starwood Hotels and Resorts Worldwide Inc. ("Starwood") acquired a 95% interest in the Company and one year later acquired the remaining 5% interest in the Company. The purchase price was allocated to goodwill and the fair value of the assets acquired and liabilities assumed. The accompanying consolidated financial statements reflect Starwood's acquisition of the Company's cost of assets and amounts of liabilities at the date of the business combination.

The Company depends on its parent company to provide ongoing financial and operating support for its operations. As further discussed in Note G, as a wholly owned subsidiary of Starwood, the Company receives operational support in the areas of treasury, payroll, insurance and legal services. This support includes, but is not limited to, inbound and outbound cash management, coverage under the parent's global insurance program and usage of the parent's legal team. The Company receives allocated costs for all these services which are recorded as expenses in the period. The parent also advances funds to finance the Company's global expansion to their hotels and for the benefit of the Company.

Note B - Summary of Significant Accounting Policies

  Principles of consolidation:

  The consolidated financial statements include the accounts of Bliss World LLC and of its two wholly owned subsidiaries, Bliss World Ltd. (UK) and Bliss World Card Company. All intercompany balances and transactions have been eliminated in consolidation.

  Use of estimates:

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include allowance for doubtful accounts, inventory reserve, and gift card breakage rate. Actual results could differ from those estimates in amounts that may be material to the financial statements.

  Accounts receivable:

  Accounts receivable are stated net of the allowance for doubtful accounts and customer deductions (chargeback from wholesale customers) of $0.6 million as of December 31, 2008. Management estimates the allowance for doubtful accounts based on historical trends in collections. The allowance for deductions from wholesale customers is based upon authorized deductions as well as an estimate for deductions that have been incurred but not yet requested. Balances are written off when the Company believes it is unlikely that the collection of the receivable will be made. The Company does not require collateral from its customers.

  Note B - Summary of Significant Accounting Policies (continued)

  Inventories:

  Inventories are valued at the lower of cost or market based upon standard costs. Standard costs include raw material, components, labor, shrinkage and freight costs. Standard costs are reviewed and adjusted with any resulting variance recorded in cost of goods and services in the consolidated statement of income. The Company records valuation adjustments to its inventories if the cost of specific inventory items on hand exceeds the amount it expects to realize from the sale or disposal of the inventory. As of December 31, 2008, the Company had a reserve of $1.6 million related to potential inventory writedowns and obsolescence. These estimates are based on management's judgment of historical trends. The current inventory reserve estimate is based on 1% of the cost of all active SKUs and 50% for all items with the risk of obsolescence (expiring in less than 1 year).

  Property, plant and equipment:

  Property, plant and equipment are stated at cost and are depreciated over the estimated useful lives by the straight-line method. The cost of improvements that extend the life of property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. Costs for normal repairs and maintenance are expensed as incurred. Depreciation or amortization is provided over the estimated useful economic lives of 3 to 10 years for furniture, fixtures and equipment; 3 to 7 years for information technology software and equipment and the lesser of the lease term or the economic useful life for leasehold improvements. Capitalized interest is recorded based upon the monthly average construction in process balance for spa locations multiplied by the average interest rate in effect during the month.

  Goodwill and intangible assets:

  The Company has recorded goodwill and various intangible assets related to its acquisition by Starwood in January 2004. In accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," the Company does not amortize goodwill and intangible assets with infinite lives. Intangible assets with finite lives are amortized on a straight-line basis over their respective useful lives. The Company reviews all goodwill and intangible assets for impairment by comparisons to fair value at year end or upon the occurrence of a triggering event. The result of that review as of December 31, 2008 resulted in no impairment to the fair value on the consolidated balance sheet.

  Gift cards:

  The Company sells gift cards through its wholly owned subsidiary, Bliss World Card Company. The gift cards do not have expiration dates and there are no administrative fees for unused gift cards. Revenue from gift cards is recognized when redeemed by the customer, since all sold gift cards can be used at anytime, the Company classified all unredeemed gift cards as current liabilities. In addition, the Company recognizes income on unredeemed gift cards when it can determine that the likelihood of the gift card being redeemed is remote and that there is no legal obligation to remit the unredeemed gift cards to relevant jurisdictions (gift card breakage). The Company uses a third-party actuarial firm to assist it in estimating the gift card breakage rate based on historical redemption patterns and recognizes the income over a two-year period on a pro rata basis consistent with the pattern of redemption. The latest estimate provides that the ultimate percent value of unredeemed gift cards is 16.7% for the activation year 2008. During 2008 the Company sold $8.6 million in gift cards and recorded $1.6 million in income relating to gift card breakage.

  Note B - Summary of Significant Accounting Policies (continued)

  Revenue recognition:

  Revenue from merchandise sales are recognized upon transfer of ownership, including passage of title and transfer of the risk of loss related to those goods, and when collectability is reasonably assured. Revenue is generally recognized for wholesale customers at the time the product is shipped. Revenue is reported on a net sales basis, which is computed by deducting from gross sales the amount of actual product returns received and discounts with retailers and an amount established for anticipated product returns and destruction at the retailers. The Company's practice is to accept product returns from retailers only if properly requested, authorized and approved.

  Revenue is recognized for catalog, Internet and merchandise sales when the product is received by the customers. Management estimates, based on its third-party logistics provider's calculation of average time of delivery, that it takes approximately three days for the merchandise mailed directly to consumers to reach the customer. Transfer of ownership occurs at that time and sales are recognized.

  The Company's shipping and handling revenue of $2.0 million for the year ended December 31, 2008 is included in products revenue. Shipping and handling costs of $1.8 million for the year ended December 31, 2008 is included in cost of products. The Company recognizes sales within its spa locations upon customer receipt of merchandise or when the services are performed.

  Concentration of credit risk:

  The Company sells skincare, bath and body products to department stores, specialty retailers and boutiques around the world. During 2008 the Company had $11.7 million of revenue in from one customer. That customer made up 11% of the Company's total revenue in 2008.

  Catalog costs:

  Catalog advertising costs, which consist primarily of catalog production and mailing costs, are expensed at the time of mailing.

  Operating leases:

  The Company recognizes rent expense from operating leases with scheduled rent increases or periods of free rent on a straight-line basis over the applicable lease term, commencing upon the facility possession date. Differences between the recognized rental expense and amounts payable under the leases are recorded as deferred lease credits and amortized over the lease term.

  Income taxes:

  All income taxes associated with the operations of Bliss World LLC and subsidiaries flow through to Starwood. Blissworld LLC is a single-member LLC. The Company provides for income taxes for its subsidiaries, Bliss World Card Company, an Arizona based company, and Bliss World Ltd. (UK), a U.K. based company, in accordance with SFAS No. 109, "Accounting for Income Taxes." The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year, and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity's financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted.

  Note B - Summary of Significant Accounting Policies (continued)

  Foreign currency translation:

  Balance sheet accounts are translated at the exchange rates in effect at each period end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The Company has a foreign subsidiary in the United Kingdom whose functional currency is the British pound sterling. Gains and losses from foreign exchange rate changes related to intercompany receivables and payables that are not of a long-term investment nature are reported currently in costs and expenses. Gains and losses from foreign currency transactions are reported currently in costs and expenses. Gains and losses from foreign exchange rate changes and foreign currency transactions were reflected in the accompanying 2008 consolidated financial statements.

  Recent accounting pronouncements:

Adopted Accounting Standards

In June 2009, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles replacement of FASB Statement No. 162" ("SFAS 168"). The FASB Accounting Standards Codification ("Codification") will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS 168 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in SFAS 168. All other accounting literature not included in the Codification is nonauthoritative.

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements" ("SFAS No. 157"). In February 2008, the Financial Accounting Standards Board ("FASB") issued FSP No. SFAS 157-2, "Effective Date of FASB Statement No. 157," which provides a one year deferral of the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company has adopted the provisions of SFAS No. 157 with respect to its financial assets and liabilities only. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS No. 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS No. 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

    Level 1 - Quoted prices in active markets for identical assets or liabilities.

    Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

    Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of this statement did not have a material impact on the Company's consolidated financial statements. All cash is considered a Level 1 investment.

Note B - Summary of Significant Accounting Policies (continued)

14. Recent accounting pronouncements: (continued)

Adopted Accounting Standards (continued)

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115" ("SFAS No. 159") This standard permits entities to choose to measure financial instruments and certain other items at fair value and is effective for the first fiscal year beginning after November 15, 2007. SFAS No. 159 must be applied prospectively, and the effect of the first re-measurement to fair value, if any, should be reported as a cumulative-effect adjustment to the opening balance of retained earnings. The Company adopted SFAS No. 159 on January 1, 2008, and did not elect the fair value option for any of its assets or liabilities.

Future Adoption of Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (SFAS 141(R)), "Business Combinations," which is a revision of SFAS 141, "Business Combinations." The primary requirements of SFAS 141(R) are as follows: (i.) Upon initially obtaining control, the acquiring entity in a business combination must recognize 100% of the fair values of the acquired assets, including goodwill, and assumed liabilities, with only limited exceptions even if the acquirer has not acquired 100% of its target. As a consequence, the current step acquisition model will be eliminated. (ii.) Contingent consideration arrangements will be fair valued at the acquisition date if fair value can be determined and included on that basis in the purchase price consideration. The concept of recognizing contingent consideration at a later date when the amount of that consideration is determinable beyond a reasonable doubt, will no longer be applicable. (iii.) All transaction costs will be expensed as incurred. SFAS 141 (R) is effective as of the beginning of an entity's first fiscal year beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS No. 162"). This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. This Statement shall be effective sixty days following the SEC's approval of the Public Company Accounting Oversight Board ("PCAOB") amendments to AU Section 411, The Meaning of Present Fairly in Conformity With General Accepted Accounting Principles. We do not believe the adoption of SFAS No. 162 will have a material impact on our financial condition, results of operations or cash flows.

In April 2008, the FASB issued FASB Staff Position ("FSP") FAS 142-3, Determination of the Useful Life of Intangible Assets ("FSP FAS 142-3"). FSP FAS 142-3 amends SFAS No. 142, Goodwill and Other Intangible Assets, to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141, Business Combinations, and other U.S. GAAP. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. The guidance for determining the useful life of a recognized intangible asset is to be applied prospectively. Accordingly, the impact of the implementation of this pronouncement cannot be determined until the transactions occur.

Note C - Inventories

Inventories are comprised of the following as of December 31, 2008 (in thousands):

Finished goods merchandise	$13,518
Raw materials and merchandise components	5,196
Reserve for obsolescence	(1,553)

$17,161

Note D - Property, Plant and Equipment

Property, plant and equipment consisted of the following as of December 31, 2008 (in thousands):

Leasehold improvements	$30,677
Furniture and fixtures	6,046
Computers	5,699
Machinery and equipment	549
Construction work in process	3,208

46,179
Less accumulated depreciation and amortization	(15,679)

$30,500

Construction work in process represents costs substantially associated with new spa facilities which are not yet in operation and significant refurbishments of existing facilities. Two of the locations, Hoboken, NJ and Atlanta, GA, began operations in the first quarter of 2009.

Note E - Goodwill and Intangibles

There have been no changes in the carrying amount of goodwill for the year ended December 31, 2008. As of December 31, 2008, the balance of goodwill recorded in the consolidated balance sheets is approximately $20.5 million.

Intangible assets consisted of the following as of December 31, 2008 (in thousands):

Trademarks and trade names	$7,117
Customer lists	2,748
Other	70

9,935
Accumulated amortization	(1,286)

$8,649

The intangible assets related to customer lists in their wholesale and direct to consumer businesses have finite lives ranging from 6 to 16 years and, accordingly, the Company recorded amortization expense of $0.2 million during the year ended December 31, 2008. The other intangible assets noted above have indefinite lives.

Note F - Income Taxes

The Company provides for income taxes for its subsidiaries, Bliss World Card Company, an Arizona based company, and Bliss World Ltd. (UK), a U.K. based company.

Pretax loss consisted of the following for the year ended December 31, 2008 (in thousands):

Domestic - Bliss World Card Company	$1,310
Foreign - Bliss World Ltd. (UK)	(657)

Pretax income from taxable activities	653

Domestic - Bliss World LLC	(3,387)

Total pretax loss	$(2,734)

The components of the provision for income taxes for the year ended December 31, 2008, which are all current, are as follows (in thousands):

U.S. federal	$427
State and local	91
Foreign	(73)

Total	$445

The following is a reconciliation between the federal income tax expense applicable to net income computed at the statutory federal income tax rate and actual income tax expense related to net income (in thousands):

Federal income tax expense at statutory rate (35%)	$(957)
State income taxes, net of federal income tax effect	59
Impact of Company income not subject to federal income taxes	1,186
Foreign income taxes	157

Total income tax expense	$445

Note G - Related Party Transactions

As a wholly owned subsidiary of Starwood, the Company receives operational support in the areas of treasury, payroll, insurance and legal services. The Company's results from operations include expense allocations of $0.4 million for the year ended December 31, 2008 related to these services. In addition, the Company's results from operations include legal charges of $0.7 million during 2008 related to direct legal charges for services associated with trademark research, filing and support as well as lease negotiation support. The Company is included under Starwood's insurance policies which include participation in its general liability umbrella policy, workers compensation policy and property insurance policy. The Company incurred insurance expense of approximately $1.1 million during 2008.

Included on the Company's consolidated balance sheet as of December 31, 2008 is net amount due to the related parties (Starwood) of $39.8 million. The breakdown of the net amount due to the parent is shown below (in millions):

General payable	$44.6
Internal lease payables	3.5
Interest due on intercompany funding	7.0
Spa services charged by hotels	(15.3)

Total	$39.8

The general payable of $44.6 million as of December 31, 2008 represents Starwood's long term funding of the Company's global expansion over the last 5 years. Changes in the balance of the payable are a function of cash payments made on the Company's behalf (including payroll, employee benefits, stock compensation and travel reimbursements) net of cash swept from the Company by Starwood under Starwood's cash management program. Additionally, charges related to cost allocations, as noted above, associated with the operational support are recorded through this account.

The Company also has a receivable from Starwood that reduces the amount due to Starwood on its consolidated balance sheet. As of December 31, 2008, the receivable from Starwood is $15.3 million. The receivable balance relates to spa appointments that hotel guests charge to their rooms.

The Company has an additional payable account that relates to lease charges from all spas that are located in Starwood owned hotels. As of December 31, 2008, the payable to Starwood that relates to the leases is $3.5 million. The charges typically include rent, common area charges, utilities and real estate taxes that relate to the property. Charges for operational expenses for items such as payroll, repair charges or food and beverage charges are paid for by the Company directly to the hotel on a monthly basis. Cash payments to Starwood owned hotels during 2008 were $0.5 million.

The Company owes Starwood interest charges of $7.0 million as of December 31, 2008. The Company is charged interest on the net payable to Starwood of all the accounts at an average rate of 5.8% during 2008. The interest expense is recorded monthly and posted to the payable account. Total interest expense recorded for the year ended December 31, 2008 is $2.2 million.

The Company provides employees the opportunity to join medical and dental plans. In addition, employees can participate in a defined contribution plan (the "Plan"). These benefits are provided by Starwood. The Plan covers substantially all salaried and nonunion hourly employees. On the first day of the month following 90 days of

Note G - Related Party Transactions (continued)

employment, Company employees become eligible to participate in the Plan and may elect to make tax-deferred contributions. The Company does not begin to match contributions until the participant attains age 21 and is credited with at least 1,000 hours of service during a consecutive 12-month period of employment. Participants may contribute from 1% to 18% of their compensation annually, subject to certain limitations as defined by the Plan. The Company matches participant contributions dollar for dollar for the first 2% of eligible employee compensation and $0.50 for every dollar over 2% up to 4% of eligible employee compensation. Matching contributions made by the Company were $0.5 million during the year ended December 31, 2008.

In addition, the Company compensates certain key executives with restricted stocks in Starwood. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R). The Company recognizes compensation expense equal to the fair market value of the stock on the date of issuance for restricted stock over the service period. The service period is typically three years. During 2008 the Company expensed $0.4 million in stock-based compensation.

At December 31, 2008 there were approximately $0.6 million (net of estimated forfeitures) in unamortized compensation cost related to restricted stock. The weighted-average remaining terms were 0.9 year for restricted stock grants outstanding at December 31, 2008. The aggregate intrinsic value of restricted stock distributed during 2008 was $0.2 million.

Note H - Lease Commitments

The Company is committed to noncancelable leases with remaining terms generally from eight to ten years. A substantial portion of the Company's leases consist of commercial leases generally with an initial term of ten years. Spa lease terms generally require additional payments covering taxes, common area costs and certain other expenses. Annual facility rent consists of a fixed minimum amount and/or contingent rent based on a percentage of sales exceeding a stipulated amount. In certain instances the Company's parent guarantees leases with certain 3rd party hotel owners.

The following table provides the Company's future minimum rent commitments under noncancelable operating leases as of December 31, 2008 (in thousands):

US Leases:

Fiscal Year	Total	Starwood Hotels	Third Parties
2009	$4,118	$1,077	$3,041
2010	4,277	1,098	3,179
2011	4,379	1,106	3,273
2012	4,485	1,144	3,341
2013	4,642	1,163	3,479
Thereafter	9,808	1,380	8,428
	$31,709	$6,968	$24,741

Note H - Lease Commitments (continued)

UK Leases:

Fiscal Year	GBP	USD*

2009	194	$283
2010	159	232
2011	141	206
2012	141	206
2013	142	206
Thereafter	962	1,403

	1,739	$2,536

*Translated at the year end exchange rate.

For the year ended December 31, 2008 rent expense incurred to the parent company for 6 facilities and to third parties for 9 facilities, including the UK, consisted of (in thousands):

Parent company	$1,039
Third parties	3,417

Total	$4,456

There was no contingent rent paid during the year ended December 31, 2008.

Note I - Commitments and Contingencies

The Company is party to a three-year contract with its third-party warehouse. The agreement has a minimum monthly commitment associated with storage and fulfillment of $0.08 million. The remaining commitment through the end of the contract term (September 2009) is $0.7 million.

Additionally, the Company has a commitment to reimburse one of its landlords up to $0.85 million related to the construction of one of its future spa locations.

Note J - Subsequent Events

The Company began operations in locations in Hoboken, NJ and Atlanta, GA subsequent to the balance sheet date and has begun construction on two additional locations in Miami, FL and Los Angeles, CA. Lease commitments associated with all four properties are included in Note H.

In March 2009, the Company loaned a related party, Sheraton Hotels UK, Pounds 1.6 million through Blissworld Ltd. (UK), a wholly owned subsidiary of the Company, with a maturity date in April 2010.

On November 2, 2009, Steiner Leisure Limited ("Steiner") entered into an agreement with Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") to purchase Bliss World Holdings, Inc. ("Bliss"), a spa and skincare company with free-standing and hotel spa locations, offering services and products under the "Bliss" and "Remede" brands. On January 4, 2010, Steiner announced that it has completed the acquisition of all of the issued and outstanding capital stock of Bliss. The purchase price of the acquisition, funded from existing cash and through borrowings under Steiner's new credit facility, was approximately $100 million.